Exhibit 99.1


         iMergent Announces First Quarter Fiscal 2007 Financial Results

                Reports Total Revenue of $29.0 Million

   Delivers $32.4 Million in Net Dollar Volume of Contracts Written

  Delivers $3.0 Million of Net Cash Provided by Operating Activities
         Increasing Cash and Cash Equivalents to $31.5 Million

  Increases Trade Receivables Net of Allowance for Doubtful Accounts
                   by $4.3 Million to $25.2 Million

          Posts Diluted EPS of $0.18 GAAP and $0.31 Non-GAAP

    Company Increases Guidance for Fiscal 2007 Net Dollar Volume of Contracts Written to Grow Between 25% and 30% over Fiscal 2006



    OREM, Utah--(BUSINESS WIRE)--Nov. 7, 2006--iMergent, Inc.
(AMEX:IIG), a leading provider of eCommerce and software for small businesses and entrepreneurs, today announced its financial results for the three months ended September 30, 2006.

    Don Danks, chairman and chief executive officer, stated, "We hit the ground running in 2007, making progress on all fronts and delivering an excellent quarter. Revenue reached $29.0 million with strong domestic sales and a reinvigorated international program. During the three months ended September 30, 2006, we held 243 workshops, including 21 internationally, compared to 175 workshops, including one internationally, during the same period last year. Additionally, we are experiencing traction from marketing partnerships and believe we can continue to grow the business throughout the remainder of fiscal 2007 and beyond."

    Brandon Lewis, president, stated, "As a company we continually work to improve our customer service. In addition, in August 2006, we instituted a 45-day to 60-day waiting period between the initial software license sales and some of our third-party follow-up offerings to our customers. Our goal was to provide customers with more time to gain a deeper understanding of their specific needs prior to some third parties offering additional products and services. This decision, however, lowered our commissions and other revenue this quarter, and we expect that trend will continue through December 2006. We expect commissions and other revenue will begin to increase in January 2007."

    "We posted net dollar volume of contracts written of $32.4 million this quarter, achieving another record level," stated Robert Lewis, chief financial officer. "Also during the quarter, we generated $3.0 million in cash from operating activities, and we repurchased 113,800 shares of our common stock for $1.6 million."

    As of September 30, 2006, cash and cash equivalents were $31.5 million; net trade receivables were $25.2 million; working capital was $20.5 million; and working capital excluding deferred revenue was $44.4 million.

    Comparison of Three-months Ended September 30, 2006 to September
30, 2005

    -- Revenues for the first quarter of fiscal 2007 increased to $29.0 million from $11.4 million for the first quarter of fiscal 2006. The increase is primarily due to the change in business model implemented in December 2005.

    -- Net dollar volume of contracts written was $32.4 million for the current quarter compared to $17.0 million for the same period last year. The company believes that the net dollar volume of contracts written during each period is a relevant metric to understand the operations of the company. Net dollar volume of contracts written represents the gross dollar amount of contracts executed during the period less estimates for bad debts, discounts incurred on sales of trade receivables, and estimates for customer returns. A table reconciling US Generally Accepted Accounting Principles (US GAAP) revenue to net dollar volume of contracts written follows in this press release.

    -- Total operating expenses were $26.5 million for the quarter compared to $17.2 million for the comparable quarter of the previous fiscal year. The increase in cost of product and other revenue and selling and marketing expense was primarily attributable to the increase in net dollar volume of contracts written and additional marketing activities associated with an increase in workshops conducted in October 2006. General and administrative expenses increased due to higher professional fees of approximately $260,000 associated with the board of directors' analysis to repurchase stock, higher legal expenses of approximately $240,000, an increase in stock option compensation expense of approximately $180,000 resulting from the issuance of stock options in July 2006, and a general increase in salaries and wages, insurance costs and other expenses due to the increased sales activity.

    -- Net income was $2.3 million, or $0.18 per diluted common share, for the three months ended September 30, 2006, compared to a net loss of $(5.5 million), or $(0.45) per common share, for the comparable quarter of the prior year.

    -- Non-GAAP net income was $4.0 million, or $0.31 per diluted common share, for the three months ended September 30, 2006, compared to non-GAAP net income of $140,000, or $0.01 per diluted common share, for the comparable quarter of the prior year.

    Outlook

    As previously announced, in fiscal 2007, the company expects product and other revenues to decrease as a result of the recognition of a significant amount of revenue that occurred in fiscal 2006 as a result of the change in the Company's business model in December 2005.

    Danks added, "Due to strong demand and response to our marketing, we are increasing guidance for full year 2007. We now expect net dollar volume of contracts written to grow between 25 percent and 30 percent compared to fiscal 2006. Additionally, we continue to anticipate non-GAAP pre-tax income will grow at a faster rate than net dollar volume of contracts written."

    Conference Call

    The company is hosting a conference call today at 1:30 p.m. PT (4:30 p.m. ET). The call will be broadcast live over the Internet at www.imergentinc.com. If you do not have Internet access, the telephone dial-in number is 800-639-0297 for domestic participants and 706-634-7417 for international participants. Please dial in five to ten minutes prior to the beginning of the call. A telephone replay will be available through November 9, 2006; dial 706-645-9291, and enter access code 9572145.

    Safe Harbor Statement

    The statements made in this press release regarding (i) iMergent continuing its progress of strong domestic sales and reinvigorated international programs, (ii) iMergent's commissions and other revenue beginning to increase beginning January 2007 (iii) iMergent continuing to experience traction from marketing partnerships, (iv) iMergent's ability to continue to grow its business throughout the remainder of fiscal 2007 and beyond, (v) iMergent continuing to improve its customer service (vi) iMergent's expectation that GAAP product and other revenue will decrease as a result of the change in business model in December 2005, (vii) iMergent's goal that net dollar volume of contracts written will grow between 25 percent and 30 percent in fiscal 2007, (viii) iMergent's ability to generate new products and initiatives, and other statements that are not historical in nature constitute forward-looking statements within the meaning of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations and beliefs of the management of iMergent and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include, without limitation, the Company's ability to increase the net dollar volume of contracts written; the Company properly estimating customer returns and cash collections on financed contracts; the Company's ability to continue to evaluate and find ancillary products; the Company's ability to offer best solutions to its customers; the Company's ability to maintain a very solid customer base; the Company's ability to have lucrative long-term relationships with its customers; that the market for the Company's products will continue to grow; whether regulatory authorities will bring future actions against the Company; the success of StoresOnline (TM) Pro; the continued ability to increase the number of workshops; the ability to expand operating margins; fluctuations in the Company's operating results because of negative publicity, seasonality, competition and other factors; adverse international or domestic regulatory developments affecting the internet or the Company's business; the effect of competitive and economic factors and the Company's reaction to them; possible disruption in commercial activities caused by terrorist activity and armed conflicts; changes in logistics and security arrangements; reduced purchases relative to security expectations; possible disruption in commercial activity as a result of natural disasters or major health concerns including epidemics; continued competitive pressures in the marketplace; the ability of the Company to successfully evolve its products; costs of and developments in the Company's pending litigation and SEC investigation; the Company's ability to generate revenue and profits from current strategic partnerships; the Company's ability to generate positive cash flows from operating activities; the ability to sell receivables; the continued ability of the Company to repurchase its common shares and what effect those transactions may have on cash and liquidity; the Company's ability to expand current markets and develop new markets and establish profitable strategic partnerships; the Company's ability to continue to finance extended payment term arrangement customer contracts; whether there is continual demand for the Company's products and services in its target market of small business and entrepreneurs for assistance in establishing websites; that the Company can successfully adjust its product financing policy, and that such adjustments to the policy will not negatively impact business or revenues; that the Company is able to leverage its business; that the Company does improve margins and can continue to improve margins; that new products and initiatives in the pipeline will be implemented; that new products and initiatives, if implemented, will improve the customer base and margins of the Company; that the Company can broaden its training and education programs as well as offer new products and solutions; that if the Company is able to broaden its training and education programs as well as offer new products and solutions that such actions will have a positive impact on the Company, its customers, its customer relationships, its margins or revenues; and, that the growth strategy undertaken by the Company will be successful. For a more detailed discussion of risk factors that may affect iMergent's operations, please refer to the Company's Form 10-K for the year ended June 30, 2006. These forward-looking statements speak only as of the date on which such statements are made, and the Company undertakes no obligation to update such forward-looking statements, except as required by law.

    About iMergent

    iMergent provides eCommerce solutions to entrepreneurs and small businesses enabling them to market and sell their business products or ideas via the Internet. Headquartered in Orem, Utah, the Company sells its proprietary StoresOnline software and training services, helping users build a successful Internet strategy to market products, accept online orders, analyze marketing performance, and manage pricing and customers. In addition to software, iMergent offers site development, web hosting, marketing and mentoring products. iMergent typically reaches its target audience through a concentrated direct marketing effort to fill Preview Sessions, in which a StoresOnline expert reviews the product opportunities and costs. These sessions lead to a follow-up Workshop Conference, where product and technology experts train potential users on the software and encourage them to make purchases. iMergent, Inc. and StoresOnline are trademarks of iMergent, Inc.



                   iMERGENT, INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets
            (Dollars in thousands, except per share data)
                             (unaudited)

                                    September 30, 2006  June 30, 2006
                                    ------------------- --------------
Assets

Current assets:
  Cash and cash equivalents         $           31,466  $      30,023
  Certificate of deposit                             -            500
  Trade receivables, net of
   allowance for doubtful accounts
   of $9,181 as of September 30,
   2006 and $6,894 as of June 30,
   2006                                         16,872         13,419
  Inventories                                      157            151
  Prepaid expenses and other                     4,726          2,739
                                    ------------------- --------------
     Total current assets                       53,221         46,832

Certificate of deposit                             500              -
Long-term trade receivables, net of
 allowance for doubtful accounts of
 $4,788 as of September 30, 2006
 and $4,117 as of June 30, 2006                  8,320          7,508
Property and equipment, net                        824            696
Deferred income tax assets                       8,606          9,976
Merchant account deposits and other              1,047          1,000
                                    ------------------- --------------
     Total Assets                   $           72,518  $      66,012
                                    =================== ==============

Liabilities and Stockholders'
 Equity

Current liabilities:
  Accounts payable                  $            3,683  $       2,752
  Accrued expenses and other                     4,353          4,085
  Income taxes payable                             735            348
  Deferred revenue, current portion             23,853         20,064
  Capital lease obligations,
   current portion                                  71             91
                                    ------------------- --------------
     Total current liabilities                  32,695         27,340

Deferred revenue, net of current
 portion                                         8,336          8,693
                                    ------------------- --------------
     Total liabilities                          41,031         36,033
                                    ------------------- --------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, par value $0.001
   per share - authorized 5,000,000
   shares; none issued                               -              -
  Common stock, par value $0.001
   per share - authorized
   100,000,000 shares; 12,289,410
   shares outstanding as of
   September 30, 2006 and
   12,375,313 shares outstanding as
   of June 30, 2006                                 12             12
  Additional paid-in capital                    76,942         77,762
  Accumulated deficit                          (45,467)       (47,795)
                                    ------------------- --------------
     Total stockholders' equity                 31,487         29,979
                                    ------------------- --------------

     Total Liabilities and
      Stockholders' Equity          $           72,518  $      66,012
                                    =================== ==============






                   iMERGENT, INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations
            (Dollars in thousands, except per share data)
                             (unaudited)

                                    Three Months Ended September 30,
                                   -----------------------------------
                                         2006               2005
                                   -----------------  ----------------

Revenues:
     Product and other             $         25,445   $         8,969
     Commission and other                     3,564             2,424
                                   -----------------  ----------------
          Total revenues                     29,009            11,393
                                   -----------------  ----------------

Operating expenses:
   Cost of product and other
    revenues                                  9,208             5,803
   Selling and marketing                     12,752             7,608
   General and administrative                 4,308             3,504
   Research and development                     234               274
                                   -----------------  ----------------
          Total operating expenses           26,502            17,189
                                   -----------------  ----------------

Income (loss) from operations                 2,507            (5,796)
                                   -----------------  ----------------

Other income (expense):
   Interest income                            1,368               676
   Interest expense                              (2)              (10)
   Other income (expense), net                   15              (231)
                                   -----------------  ----------------
          Total other income, net             1,381               435
                                   -----------------  ----------------

Income (loss) before income tax
 provision                                    3,888            (5,361)

Income tax provision                          1,560               158

                                   -----------------  ----------------
Net income (loss)                  $          2,328   $        (5,519)
                                   =================  ================

Net income (loss) per common
 share:
     Basic                         $           0.19   $         (0.45)
     Diluted                       $           0.18   $         (0.45)
Weighted average common shares
 outstanding:
    Basic                                12,366,479        12,132,134
    Diluted                              12,873,789        12,132,134





                    iMERGENT, INC. AND SUBSIDIARIES
            Condensed Consolidated Statements of Cash Flows
                        (Dollars in thousands)
                              (unaudited)

                                                  Three months ended
                                                      September 30,
                                                  --------------------
 Increase (decrease) in cash and cash equivalents   2006       2005
 ------------------------------------------------ --------- ----------

 CASH FLOWS FROM OPERATING ACTIVITIES
 Net income (loss)                                $  2,328  $  (5,519)
 Adjustments to reconcile net income (loss) to
  net cash provided by operating activities:
     Depreciation and amortization                     122         64
     Expense for stock options issued to
      employees                                        540        337
     Expense for stock options issued to
      consultants                                       34         22
     Changes in assets and liabilities:
        Trade receivables and trade receivables
         held for sale                              (4,265)    15,504
        Inventories                                     (6)       (68)
        Prepaid expenses and other                  (1,987)      (728)
        Merchant account deposits and other            (47)      (629)
        Deferred income tax asset                    1,370          -
        Accounts payable, accrued expenses and
         other liabilities                           1,045        622
        Deferred revenue                             3,432      5,594
        Income taxes payable                           388          -
                                                  --------- ----------
   Net cash provided by operating activities         2,953     15,199
                                                  --------- ----------

 CASH FLOWS FROM INVESTING ACTIVITIES
   Acquisition of property and equipment               (95)       (33)
                                                  --------- ----------
           Net cash used in investing activities       (95)       (33)
                                                  --------- ----------

 CASH FLOWS FROM FINANCING ACTIVITIES
      Repurchase of common stock                    (1,566)         -
      Proceeds from exercise of options and
       related tax benefit                             172         10
      Principal payments on capital lease
       obligations                                     (20)       (12)
                                                  --------- ----------
           Net cash used in financing activities    (1,414)        (2)
                                                  --------- ----------

 NET INCREASE IN CASH AND CASH EQUIVALENTS           1,443     15,164

 CASH AND CASH EQUIVALENTS AT THE BEGINNING OF
  THE YEAR                                          30,023     10,691

                                                  --------- ----------
 CASH AND CASH EQUIVALENTS AT THE END OF THE
  PERIOD                                          $ 31,466  $  25,855
                                                  ========= ==========

 Supplemental disclosures of non-cash
  transactions:
      Purchase of property and equipment included
       in accounts payable                        $    154  $       -
      Trade receivables pledged and
       collateralized borrowings                         -        445
 Cash paid during the year for:
      Interest                                           2          2
      Income taxes                                      22          5



    Net Dollar Volume of Contracts Written

    Until the change in our business model in late December 2005, the Company recognized product and other revenue ratably over a period of five years and not at the time contracts were written in accordance with US GAAP. Effective December 2005, the Company began recognizing product and other revenue after the expiration of the three-day cancellation period for contracts written for which cash payments were received. For products purchased by customers under extended payment term arrangements, the Company continues to defer and recognize revenue as cash payments are received from customers, typically over two years.

    Because of the changes in the Company's revenue recognition policies resulting from the change in business model noted above and due to the Company's growth, management believes that the net dollar volume of contracts written is a consistent and relevant metric to understand the operations of the Company. Net dollar volume of contracts written represents the gross dollar amount of contracts executed during the period less estimates for bad debts, discounts incurred on sales of trade receivables (financial discounts), and estimates for customer returns. Management uses this non-GAAP metric to evaluate the profitability of the Company's operations because net dollar volume of contracts written is the primary factor that influences cost of revenue and selling and marketing expenses, which are typically recognized at the time the contract is written but no later than the expiration of the customer's three-day cancellation period. Consequently, management measures the Company's operating performance and sets its future operating budgets based upon the net dollar volume of contracts written during the period.

    Net dollar volume of contracts written is not equivalent to revenue recognized in accordance with US GAAP. This non-GAAP metric represents cash contracts written plus estimates of future cash collections on financed contracts, net of estimated customer returns. In contrast, revenue recognized in accordance with US GAAP represents cash contracts written net of estimated customer returns plus actual cash collections on financed contracts. Actual collections on financed contracts and customer returns may differ materially from original estimates. However, the Company has several years of experience with the financing arrangements and products and services offered to its customers. Consequently, management believes it has a reasonable basis for its estimates.

    The following tables summarize the activity within deferred revenue and the net dollar volume of contracts written during the three months ended September 30, 2006 and 2005 and reconciles the net dollar volume of contracts written with US GAAP revenue as reported in our financial statements.




                                                2006          2005
                                            ------------- ------------
Deferred revenue, beginning of period       $     28,757  $   114,050
Add: Product and other contracts written
 net of estimates for bad debts, financial
 discounts, and estimated customer returns        27,337       14,563
Add: Cash product sales during the last
 three business days of period                     1,540            -
Less: Amounts recognized as product and
 other revenue                                   (25,445)      (8,969)
                                            ------------- ------------
Deferred revenue, end of period             $     32,189  $   119,644
                                            ============= ============

                                                2006          2005
                                            ------------- ------------
Total revenue recognized in financial
 statements in accordance with US GAAP      $     29,009  $    11,393
Less: Product and other revenue recognized
 in financial statements                         (25,445)      (8,969)
Add: Product and other contracts written
 net of estimates for bad debts, financial
 discounts, and estimated customer returns        27,337       14,563
Add: Cash product sales during the last
 three business days of period                     1,540            -
                                            ------------- ------------
Net dollar volume of contracts written,
 non-GAAP                                   $     32,441  $    16,987
                                            ============= ============




                   iMERGENT, INC. AND SUBSIDIARIES
                GAAP to Non-GAAP Reconciliation Tables
            (Dollars in thousands, except per share data)
                             (unaudited)

                               Three Months Ended September 30, 2006
                              ----------------------------------------
                                  GAAP         Adj.         Non-GAAP
                              ------------- -----------    -----------
Cost of product and other
 revenue                            $9,208        $237 (1)     $9,445
Selling and marketing               12,752         450 (1)     13,202


                               Three Months Ended September 30, 2006
                              ----------------------------------------
                                  GAAP         Adj.         Non-GAAP
                              ------------- -----------    -----------
Income before income tax
 provision                          $3,888      $2,745 (2)     $6,633
Income tax provision                 1,560       1,093 (3)      2,653
                              ------------- -----------    -----------
Net income                          $2,328      $1,652         $3,980
                              ============= ===========    ===========

Net income per common share:
     Basic                           $0.19                      $0.32
                              =============                ===========
     Diluted                         $0.18                      $0.31
                              =============                ===========
Weighted average common
 shares outstanding:
     Basic                      12,366,479                 12,366,479
     Diluted                    12,873,789                 12,873,789


                               Three Months Ended September 30, 2005
                              ----------------------------------------
                                  GAAP         Adj.         Non-GAAP
                              ------------- -----------    -----------
Income (loss) before income
 tax (provision) benefit           $(5,361)     $5,594 (4)       $233
Income tax provision
 (benefit)                             158         (65)(3)         93
                              ------------- -----------    -----------
Net income (loss)                  $(5,519)     $5,529           $140
                              ============= ===========    ===========

Net income (loss) per common
 share:
     Basic                          $(0.45)                     $0.01
                              =============                ===========
     Diluted                        $(0.45)                     $0.01
                              =============                ===========
Weighted average common
 shares outstanding:
     Basic                      12,132,134                 12,132,134
     Diluted                    12,132,134                 12,607,546



    (1) Represents certain expenses related to cash sales that were deferred to October 2006 as a result of workshops conducted during the last three business days of the fiscal quarter. The Company does not recognize revenue and certain related expenses during the customers' three-day cancellation period. No workshops were conducted during the last three business days of the quarter ended September 30, 2005.

    (2) Represents the adjustment to revenue of $3,432,000 to derive the net dollar volume of contracts written during the period (including $1,540,000 of cash sales that were deferred to October 2006 as a result of workshops conducted during the last three business days of the fiscal quarter), less the adjustment to expenses noted above in cost of product and other revenue of $237,000 and selling and marketing expense of $450,000.

    (3) Represents the adjustment necessary to recognize the income tax provision based upon an estimated federal, state, and foreign statutory blended rate of 40%.

    (4) Represents the adjustment to revenue to derive the net dollar volume of contracts written during the period.


    CONTACT: iMergent, Inc.
             Rob Lewis, CFO, 801-431-4695
             investor_relations@imergentinc.com
             or
             Lippert/Heilshorn & Assoc.
             Kirsten Chapman, 415-433-3777 (Investor Relations) kchapman@lhai.com or
             Politis Communications
             David Politis, 801-523-3730 (Media)
             dpolitis@politis.com